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                                                                    EXHIBIT 99.1


                                                           FOR IMMEDIATE RELEASE


               ARCADIA FINANCIAL LTD. COMMENCES TENDER OFFER AND
            CONSENT SOLICITATION FOR 11 1/2% SENIOR NOTES DUE 2007

         MINNEAPOLIS, May 8, 2000 - Arcadia Financial Ltd. today announced that it has commenced a tender offer for both tranches of its 11 1/2% Senior Notes Due 2007.

         Under the terms of the offer, Arcadia will purchase the outstanding Notes at a purchase price determined by reference to a fixed spread of 50 basis points over the yield to maturity of the United States Treasury 6 1/2% Note due March 31, 2002, plus accrued and unpaid interest to but excluding the date of payment. The purchase price includes an amount equal to 2% of the principal amount that will be paid only for Notes tendered at or prior to a "consent payment deadline" which is expected to be 5:00 p.m., New York City time, on May 22, 2000.

         In connection with the offer, Arcadia is also seeking consents to certain proposed amendments to the documents under which the Notes were issued. The purpose of the proposed amendments is to eliminate the reporting requirements and certain restrictive covenants contained in those documents, thereby affording Arcadia additional financial and operational flexibility. The offer is conditioned upon, among other things, the receipt of the requisite consents to adopt such proposed amendments.

         The offer will expire at 5:00 p.m., New York City time, on June 6, 2000, unless extended. Payment for tendered Notes will be made in same day funds on the first business day following expiration of the offer, or as soon thereafter as practicable.

         Goldman, Sachs & Co. will act as Dealer Managers for the offer. The Information Agent is ChaseMellon Shareholder Services, L.L.C., and the Depositary is Norwest Bank Minnesota, National Association.


                                     -more-
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ARCADIA FINANCIAL LTD. COMMENCES TENDER OFFER AND CONSENT SOLICITATION FOR
11 1/2% SENIOR NOTES DUE 2007
MAY 8, 2000
PAGE TWO

         On April 13, 2000, Arcadia commenced an unrelated tender offer to acquire the Notes on May 11, 2000 at 101% of their principal amount plus accrued interest to the date of purchase. Arcadia commenced that offer because the terms of the documents under which the Notes were issued required it to do so as a result of the acquisition of Arcadia by Associates First Capital Corporation on April 3, 2000. It is highly likely that the price for the Notes in that offer will be significantly lower than the total consideration being offered in the tender offer and consent solicitation commenced today. Holders whose Notes are purchased in the prior offer will not be entitled to participate in, and will not receive any of the consideration offered in, the tender offer and consent solicitation commenced today.

         This press release is neither an offer to purchase nor a solicitation of an offer to sell the Notes. The offer is made only by an Offer to Purchase and Consent Solicitation Statement dated May 8, 2000. Persons with questions regarding the offer should contact the Information Agent at 800-851-9671 or the Dealer Managers at 800-828-3182.


                                      # # #

Contact Information

Media:                     David Sandor
                           The Associates
                           (972) 652-7569

Security Analysts:         (972) 652-7294
                           investor_relations@afcc.com

Shareholders:              1-888-NYSE-AFS